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                                                                   EXHIBIT 99.10

                      POSITION SPECIFICATION FOR MEMBER OF
                              BOARD OF DIRECTORS OF
                          HILLENBRAND INDUSTRIES, INC.

                      APPROVED AT APRIL 2002 BOARD MEETING

POSITION OVERVIEW:         Directors are responsible for the overall supervision
                           of the management of the affairs of the corporation in accordance with the requirements of Indiana and other applicable law.

CRITERIA FOR SELECTION:    A candidate for director of the corporation should
                           exhibit the following characteristics:

                           1. Reputation for industry, integrity, honesty, candor, fairness and discretion;

                           2. Acknowledged expert in his or her chosen field of endeavor, which area of expertise should have some relevance to the corporation's businesses;

                           3. Knowledgeable, or willing and able to become so quickly, in the critical aspects of the corporation's businesses and operations; and

                           4. Experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation.


RESPONSIBILITIES:          Responsibilities of directors include discharging the
                           following tasks, with the objective of creating short and long term value for shareholders:

1.       Proceedings of the Board and its committees;

2. Oversight responsibility for ensuring that the corporation is effectively managed in the interests of all shareholders;

3. Selecting, monitoring, evaluating, compensating, and-if necessary, replacing the President and Chief Executive Officer and other senior executives, and ensuring adequate management succession;

4. Selecting director nominees, establishment of the structure and composition of the Board and its committees, and determination of the functions of such committees;


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5.       Reviewing and analyzing, in order to approve, management's strategic and business plans, including developing a depth of knowledge of the businesses being served, understanding and questioning the assumptions upon which such plans are based, and reaching a fully informed and independent judgment as to the probability that the plans can be realized; although directors may rely on management and other professional advisors for the integrity of the information they receive, it is incumbent on them to satisfy themselves that they are fully informed as to all factors they consider relevant;

6. Reviewing and analyzing, in order to approve, the corporation's financial objectives, plans, and actions, including significant capital allocations and expenditures;

7. Reviewing and analyzing, in order to approve, material transactions not in the ordinary course of business;

8. Monitoring corporate performance against the strategic and business plans, including overseeing the operating results on a regular basis to evaluate whether the businesses are being properly managed;

9. Reviewing and analyzing, in order to approve, policies designed to ensure that the corporation and its employees act ethically, and compliance with applicable laws and regulations, auditing and accounting principles, and the corporation's own governing documents;

10. Reviewing, analyzing, in order to approve, and periodically revising, as appropriate, the corporation's mission statement and the charters of the Board's various committees;

11. Discussing candidly with other directors the appropriate size and composition of the Board of Directors, criteria for independence of directors, the resolution of conflicts of interest, Board committee structure and composition of committees, performance and evaluation criteria for directors, director term or age limits, compensatory arrangements for directors, committee charters, orientation and education of directors, operations of the Board and its committees, and other corporate governance matters;

12. Assessing the board's own effectiveness in fulfilling these and other Board responsibilities; and

13. Performing such other functions as are prescribed by law, or assigned to the Board in the corporation's governing documents.

PERFORMANCE METRICS:       Performance meets expectations when a director
                           discharges the foregoing responsibilities with dedication, candor, fairness, integrity, honesty and discretion.


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